EXHIBIT 10.1

October 18, 2018

Mr. Andrew J. Foerster
7112 Larkspur Lane
Liberty Township, OH 45044

RE:  Separation Agreement and Release
Dear Andy:
This letter serves as our mutual agreement ("Agreement") concerning your resignation from LSI Industries ("LSI").  By signing the Agreement, you and LSI agree as follows:
1. Final Paycheck. Your employment with LSI terminates effective October 18, 2018.  In your final paycheck, you will receive payment for all compensation and earned and unused vacation owed to you through the Termination Date.  All such payments will be less applicable taxes and withholdings.
2. Consideration. Assuming you timely execute and return this Agreement, do not timely and properly revoke it and otherwise comply with its terms herein, LSI will provide you with the following:
a.
LSI will pay you, as salary continuation and separation pay, your regular weekly salary for twenty-six (26) weeks plus your earned and unused vacation of 56 hours with such payments being subject to required withholdings less applicable taxes and withholdings, in accordance with LSI's regular payroll schedule. LSI will also pay for the continuation of healthcare coverage through COBRA for a period of six (6) months.

b.	To assist you with this transition, LSI will offer six (6) months of outplacement services delivered by Right Management.
c.	LSI will not contest any claim you may file with the Ohio Department of Job and Family Services for unemployment compensation benefits.
3. Exclusive Payment. You agree that other than as set forth in Paragraphs 1 and 2 above, you are not entitled to any other payments from LSI or any other Released Party (as defined below), including but not limited to salary, hourly pay, benefits, vacation pay, reimbursement for expenses, sick pay, holiday pay, severance pay, incentive pay, commissions, bonuses, back pay, compensatory, liquidated or punitive damages, attorneys' fees or other payments.
4. Insurance. Information about COBRA and your conversion privilege under the group life insurance plan is described in separate documents that will be mailed to you.
5. Return of LSI Property. You will return by 5:00 p.m. on October 19, 2018 any and all keys, security cards, computers, equipment, software, documents, and/or confidential information that you obtained from LSI.  We will make reasonable arrangments at a mutually convenient time for you to pcik up any personal belongings remaining in your office. You further agree not to retain copies or disclose any software, documents or information from LSI.  Notwithstanding the foregoing, you may retain copies of documents directly related to your compensation or benefits.  Due to the importance of protecting LSI's confidential information, you agree to repay, and agree that LSI has the right to recover, all salary continuation and severance payments described in paragraphs 1 and 2 if you violate this obligation or your obligations set forth in the Restrictive Covenant and Confidentiality Agreement dated as of August 17, 2017 between you and LSI.
6. Equity Awards; 401K Plan Account; Deferred Compensation Plan Account.  We will promptly send a summary of vested stock or stock option awards which are subject to the terms and conditions of the 2012 Stock Incentive Plan, as amended and restated.  We will also cooperate with you to address the maintenance, transfer or distribution of any account balance in the LSI 401K Plan and the LSI Deferred Compensation Plan.
7. General Release. For and in consideration of your undertakings in this Agreement and for other good and valuable consideration, the receipt of which you hereby acknowledge, you, on behalf of yourself and your heirs, legatees and personal representatives, release and waive all claims, suits or actions of any kind against LSI, its parents, predecessors, successors, assigns, subsidiaries and affiliates, any of each of their employee benefit plans, and any of each of their current and former directors, officers, employees, and agents in their individual and official capacities ("Released Parties"), which you have, had or may have through the date you execute this Agreement, whether known or unknown, including but not limited to all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, the Family and Medical Leave Act, the Ohio Fair Employment Practices Law and under any other federal, state and local statute, ordinance, regulation, and order, under the common law and under any Released Party policy, practice or procedure; provided, however, that you do not waive (i) rights under this Agreement; (ii) vested benefits under any retirement plan in which you are a participant in accordance with the terms of the plan; and (iii) claims that cannot be released as a matter of law.
8. Assurance. You warrant and represent that you have not filed any claims, charges or lawsuits against any Released Party.
9. Waiver of Recovery From Third Party Claims. You understand that nothing in this Agreement is intended to prevent you from exercising your rights to file a charge with, provide information to or cooperate with any administrative agency.  Provided, however, you understand and agree that you hereby waive the right to personal relief based on any claim, cause of action, demand, charge or lawsuit brought by you or on your behalf, or by any third party, including as a member of a class or collective action, against any Released Party.
10. Non-Disparagement. You agree that you will not make any disparaging, remarks about LSI, its products, services, business affairs or employees.  However, you understand that nothing in this Agreement is intended to prevent you from providing accurate information to any court, administrative agency or government entity, or in response to legal process or as otherwise required by law.

11.  Confidentiality. You agree to keep the terms of this Agreement strictly confidential and that you will not disclose or cause to be disclosed through others the terms to anyone, including but not limited to past, present and prospective LSI employees and the media.  Upon inquiry of any kind about this matter, you shall state only that this matter has been resolved and shall give no other indication(s), verbal or otherwise, regarding the outcome or the general or specific terms of this Agreement.  However, you may disclose the terms of this Agreement (i) to your counsel, tax advisors and spouse who, as his agents, will be bound to this provision; (ii) for the purpose of enforcing this Agreement; and (iii) to comply with any legal duty or obligation.  Moreover, you acknowledge and agree that you remain bound by the post-termination obligations of the Confidentiality Agreement you executed with LSI.
12. Entire Agreement. With the exception of the Confidentiality Agreement referenced in Paragraph 10, you agree and understand that this Agreement constitutes the entire agreement between you and LSI related to the subject matter hereof and supersedes all prior or contemporaneous agreements and understandings related to the subject matter hereof.
13. Successors and Assigns and Applicable Law. You agree that this Agreement shall be binding upon and inure to the benefit of LSI and its successors and assigns, and that this Agreement will be governed by the law of the State of Ohio.
14. Counterparts. You agree that this Agreement may be executed in one or more counterparts, each of which shall be considered an original, and all of which taken together shall be considered one and the same instrument.  You agree that a facsimile or emailed copy of the executed Agreement shall have the same effect as an original.
15. Severability. You agree that in the event any portion of this Agreement (other than the general release in Paragraph 6 above) is adjudged invalid or enforceable, the remaining portions of this Agreement shall remain in full force and effect.  You further agree that any portion of this Agreement adjudged invalid or unenforceable may be judicially modified, restricted or omitted to the extent needed to make it enforceable and that if the scope of any covenant herein is too broad to permit enforcement to its full extent, the covenant will be enforced to the maximum extent provided by law and the you and LSI agree that the scope may be judicially modified accordingly.
16. No Admission. You understand that by entering into this Agreement, LSI does not admit any liability or wrongdoing whatsoever and that it is expressly understood and agreed that this Agreement is not intended and shall not be deemed to constitute an admission that LSI was liable and engaged in any wrongdoing whatsoever.
17. Knowing and Voluntary Execution. You also acknowledge and recite that:
a.	You received this Agreement on October 18, 2018 and have been given forty-five (45) days to consider this Agreement before signing it and returning it to LSI, ATTN: Chris Winters;
b.
Any changes to this Agreement, whether material or immaterial, following your receipt of this Agreement, shall not extend or restart the period of time during which you may consider this Agreement before signing it and returning it to LSI;

c.
You have seven (7) days after timely executing this Agreement as stated above to revoke your acceptance of it (the "Revocation Period") by providing written notice of revocation on or before the last day of the Revocation Period to LSI, ATTN: Chris Winters;

d.
This Agreement shall not become effective until the calendar day following the last day of the Revocation Period (the "Effective Date") and shall become effective only if you timely and properly execute and return this Agreement, and do not timely and properly revoke your acceptance of it;

e.	You enter into this Agreement voluntarily;
f.	You have read and understand this Agreement in its entirety;
g.	You have been advised to consult with legal counsel in connection with the negotiation of this Agreement;
h.	Your execution of this Agreement has not been forced or coerced by any employee or agent of LSI; and
i.
The consideration offered to you for your execution of this Agreement, as set forth in Paragraph 2 above, is additional consideration to which you are not otherwise entitled and is given for the promises you make herein.

Sincerely,
/s/ Howard E. Japlon

Howard E. Japlon
Executive Vice President, HR & General Counsel

ACCEPTANCE
Having read and having been given the opportunity to ask questions about its terms, I accept the above agreement.
    AGREED: /s/ Andrew J. Forester DATE: October 23, 2018